Exhibit 99.1

Royal Gold Announces Year End Results and Record Revenues,
Earnings and Free Cash Flow

-	Revenues increased 18% year-over-year for fiscal 2005

-	Earnings of $0.55 per share for fiscal 2005 mark a 28% increase over fiscal 2004

-	Fiscal 2005 free cash flow totaled 71% of revenue

          DENVER, Aug. 18 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL) today announced record revenues of $25.3 million for fiscal 2005 (ended June 30, 2005), an 18% increase over revenues of $21.4 million in fiscal 2004.  The Company reported net income of $11.5 million, or $0.55 per basic share, for fiscal 2005 compared to net income of $8.9 million, or $0.43 per basic share, for fiscal 2004. Fiscal 2005 results included non-cash charges for deferred tax expense of $1.1 million, or $0.05 per basic share.

          Free cash flow for fiscal 2005 was approximately $18.1 million, or 71% of revenues, compared to $15.5 million or 73% of revenues in fiscal 2004.  The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  For a reconciliation of free cash flow to the most directly comparable GAAP financial measure, see Schedule A - Reconciliation.

          For the fourth quarter ended June 30, 2005, royalty revenue was $7.5 million, a 23% increase over royalty revenue of $6.1 million for the same period in fiscal 2004.  The Company reported fourth quarter 2005 net income of $3.6 million, or $0.17 per basic share, as compared to net income of $2.3 million, or $0.11 per basic share for the fourth quarter of fiscal 2004. Free cash flow for the fourth quarter was approximately $5.8 million, or 77% of revenues.  As of June 30, 2005, the Company had working capital (current assets minus current liabilities) of $53.3 million.  Current assets were $56.2 million, compared to current liabilities of $2.9 million, yielding a current ratio of 19 to 1.

          Stanley Dempsey, Chairman and Chief Executive Officer stated, “We are extremely pleased with the strength of our year-end position and the overall performance of our royalty portfolio.  Over the past year, we have generated significant revenue and cash flow growth due to continued improvement in the gold price and our sliding-scale royalties.  We also expanded our royalty portfolio during fiscal year 2005 through an innovative financing transaction with Revett Minerals, Inc.  We intend to continue growing our portfolio through similar innovative financing transactions that exhibit strong potential to become new royalty streams.  At the same time, the Company will continue to pursue the opportunistic acquisition of existing royalties.”

          REVIEW OF OPERATIONS

          Pipeline Mining Complex, Lander County, Nevada
          At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), and a fixed rate gross smelter return royalty (“GSR3”).  A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.  In addition, the Company holds a net value royalty (“NVR1”).  This NVR is a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.  The GSR1 royalty covers the current mine footprint, and the GSR2 (“Super”) royalty covers any reserves that are developed on the claim block lying outside the current mine footprint.  The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices.  The GSR3 royalty rate is fixed at 0.71% for the life of the mine.  The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres including the South Pipeline deposit and Crossroads area, but not including the Pipeline deposit.  Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

          The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Placer Cortez Inc. (60%), a subsidiary of Placer Dome Inc., and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

          For the fourth quarter of fiscal 2005, the Pipeline Mining Complex produced 288,600 ounces of gold, providing $6.4 million of royalty revenue to Royal Gold.  This compares to 275,632 ounces of gold produced, providing $5.4 million of royalty revenue to Royal Gold, for the same quarter in fiscal 2004.  For fiscal 2005, the Pipeline Mining Complex produced 973,602 ounces of gold subject to Royal Gold’s royalty interest, providing $21.4 million of royalty revenue, as compared to 973,220 ounces of gold produced, which provided royalty revenues of $18.7 million for fiscal 2004.  The increase in revenue reflects higher gold prices in the period resulting in higher royalty rates.

          For the fourth quarter of fiscal 2005, the average gold price was $427 per ounce and Royal Gold’s GSR1 royalty rate was 4.25% of production.  This compares to an average gold price of $393 per ounce for the fourth quarter of fiscal 2004 and a GSR1 royalty rate of 4.0% of production.

          Leeville Project, Eureka County, Nevada
          Royal Gold holds a 1.8% carried working interest, which calculates as a net smelter return (“NSR”) royalty covering a portion of the Leeville project (“Leeville”).  An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance and smelting costs.

          Leeville North is an underground mine, currently under development by Newmont Mining Corporation.  Newmont has announced its intention to initiate production at Leeville North in the fourth quarter of 2005.  Current production on the Leeville royalty land is derived from underground operations on a portion of Leeville South (formerly known as Carlin East).

          During the fourth quarter, Leeville South produced 17,377 ounces of gold that were subject to Royal Gold’s royalty interest, providing Royal Gold with approximately $133,000 in royalty revenue.  This compares with 23,295 ounces of gold, providing about $164,000 in royalty revenue to Royal Gold, in the same quarter of fiscal 2004.

          For fiscal 2005, Leeville South produced a total of 93,180 ounces of gold subject to Royal Gold’s royalty interest, providing about $763,000 of royalty revenue.  This compares with 105,505 ounces of gold providing about $730,000 in royalty revenue to Royal Gold during fiscal 2004.

          SJ Claims (Goldstrike Mine), Eureka County, Nevada
          Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims.  The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by Barrick Gold Corporation (“Barrick”).

          During the fourth quarter, the SJ Claims produced 114,213 ounces of gold that were subject to Royal Gold’s interest, providing Royal Gold with about $440,000 in royalty revenue.  This compares with 106,774 ounces of gold, providing about $378,000 in royalty revenue to Royal Gold, in the same quarter of fiscal 2004.

          For fiscal 2005, the SJ Claims produced a total of 531,342 ounces of gold subject to Royal Gold’s interest, providing $2.0 million of royalty revenue. This compares with 401,913 ounces of gold providing $1.4 million in royalty revenue during fiscal 2004.

          Troy Mine, Lincoln County, Montana
          In the second quarter of fiscal 2005, Royal Gold obtained the right to receive payments equivalent to a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc. (“Revett”).

          As reported by Revett at the time of our initial transaction, total proven and probable reserves as of August 2004 at Troy contained 13.6 million ounces of silver and 113 million pounds of copper.

          Royal Gold’s 7% GSR royalty will extend until either cumulative production of approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

          Royal Gold also acquired a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR royalty steps down to a perpetual 2% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

          During the fourth quarter, the Troy mine produced 307,550 ounces of silver and 2.7 million pounds of copper that were subject to Royal Gold’s interest, providing about $445,000 in royalty revenue.

          Production from the Troy mine commenced in calendar 2005.  For Royal Gold’s fiscal 2005, the Troy mine produced a total of 522,145 ounces of silver and 4.6 million pounds of copper, subject to Royal Gold’s interest, providing about $749,000 of royalty revenue.

          Revett recently announced that if it attains planned production by the end of the calendar 2005 third quarter, the Troy mine is expected to produce approximately 2.0 million ounces of silver and 17.0 million pounds of copper in calendar 2005.  This is a reduction from the estimated production numbers that Revett provided in March 2005 of 2.8 million ounces of silver and 23.4 million pounds of copper for calendar 2005.

          Bald Mountain, White Pine County, Nevada
          Royal Gold holds a 1.75% to 3.5% NSR sliding-scale royalty that covers a portion of the Bald Mountain mine, operated by Placer Dome U.S. Inc.  The sliding-scale moves up 0.25% for each $25 per ounce of gold price movement, starting at a per-ounce price of $375, in 1986 dollars.  This means the royalty rate remains at 1.75% until gold reaches a price of approximately $500 per ounce in today’s dollars.

          During the fourth quarter, the Bald Mountain mine produced 4,759 ounces of gold that were subject to Royal Gold’s interest, providing about $33,000 in royalty revenue.  This compares with 7,321 ounces of gold, providing about $52,000 in royalty revenue to Royal Gold, for the same quarter of fiscal 2004.

          For fiscal 2005, the Bald Mountain mine produced 28,037 ounces of gold that were subject to Royal Gold’s interest, providing about $208,000 in royalty revenue.  This compares with 33,894 ounces of gold providing about $231,000 in royalty revenue for fiscal year 2004.

          Martha Mine, Santa Cruz Province, Argentina
          The Company holds a 2.0% NSR on the Martha silver mine operated by Coeur d’Alene Mines Corporation (“Coeur”).  The Company received approximately $40,000 in royalty revenue during the fourth quarter of both fiscal 2005 and fiscal 2004.  Total royalty revenue for fiscal 2005 was about $163,000, while royalty revenue for fiscal 2004 was about $256,000.

          Coeur recently announced that as of June 30, 2005, it updated its ore reserve estimates for the Martha mine, based on a silver price of $6.50 per ounce (up from a silver price of $6.00 per ounce as of December 31, 2004), and proven and probable ore reserves related to the Company’s royalty now includes 73,900 tons of ore (67,000 tonnes), at an average grade of 61.17 ounces per ton (2,097 grams per tonne), containing approximately 4.5 million ounces of silver.  This represents about a 60% increase in reserves.

          Fiscal 2006 Outlook
          “We had a very strong year in fiscal 2005 and with the Leeville North mine commencing and the Troy mine reaching full production, we expect our royalty portfolio to continue generating excellent cash flows and revenues in fiscal 2006,” said Dempsey.  “Our goal for fiscal 2006 is to continue a tight focus on the acquisition of existing royalties or additional, creative financing opportunities that result in the creation of new royalties.  Management’s extensive experience and industry knowledge, combined with the Company’s significant financial resources, favorably position Royal Gold for strong growth going forward.”

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the Nasdaq National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

          Note: Management’s conference call reviewing fiscal 2005 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling 800-603-2779 or 706-634-7230.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentation” section.  A replay on the web site will be available approximately two hours after the call ends.  Audio replays will be available about two hours after the call and until August 25, 2005, by dialing 800-642-1687 or 706-645-9291, access number 8343121.

          Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding cash flow and revenues, the sliding- scale features of our royalty structure at the Pipeline Mining Complex, production estimates and reserve estimates from the operators, performance of our royalty portfolio, acquisition and financing opportunities which could result in the addition of new royalties in our portfolio, and our growth outlook.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, economic and market conditions, future financial needs or opportunities, the ability to make acquisitions on economically favorable terms, and the impact of any future acquisitions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

          The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  The Company defines free cash flow by operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A - Reconciliation, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,

	2005	2004

Current assets:
Cash and equivalents	$48,840,371	$44,800,901
Royalty receivables	6,601,329	5,221,307
Deferred tax assets	452,730	1,671,305
Prepaid expenses and other	333,883	207,662

Total current assets	56,228,313	51,901,175
Royalty interests in mineral properties, net	44,817,242	40,325,611
Available for sale securities	554,812	420,231
Deferred tax assets	160,417	306,565
Other assets	557,771	568,228

Total assets	$102,318,555	$93,521,810

Current liabilities:
Accounts payable	$1,140,509	$1,232,539
Federal income taxes payable	253,496	—
Dividend payable	1,050,628	779,377
Accrued compensation	278,500	200,000
Other	175,095	229,518

Total current liabilities	2,898,228	2,441,434
Deferred tax liabilities	7,586,402	8,078,975
Other long term liabilities	96,634	103,089

Total Liabilities	10,581,264	10,623,498

Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; issued 21,258,576 and 21,012,583 shares, respectively	212,585	210,125
Additional paid-in capital	104,163,515	102,019,891
Accumulated other comprehensive (loss) income	(284,920)	28,097
Deferred compensation	(524,659)	—
Accumulated deficit	(10,732,358)	(18,262,929)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	91,737,291	82,898,312

Total liabilities and stockholders’ equity	$102,318,555	$93,521,810

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30,

	2005	2004	2003

Royalty revenues	$25,302,332	$21,353,071	$15,788,212
Costs and expenses
Costs of operations	1,830,504	1,512,867	1,346,890
General and administrative	3,540,581	2,923,289	1,966,283
Exploration and business development	1,858,920	1,391,944	1,232,853
Impairment of royalty interests in mineral properties	—	—	165,654
Depreciation, depletion and amortization	3,204,984	3,313,953	2,854,839
Non-cash employee stock compensation expense	205,301	—	—

Total costs and expenses	10,640,290	9,142,053	7,566,519

Gain on sale of other assets	—	—	158,396
Operating income	14,662,042	12,211,018	8,380,089

Interest and other income	834,136	442,181	383,957
Gain on sale of available for sale securities	163,577	—	—
Interest and other expense	(103,578)	(127,162)	(126,968)

Income before income taxes	15,556,177	12,526,037	8,637,078
Current tax expense	(3,047,551)	(882,243)	(176,679)
Deferred tax expense	(1,054,911)	(2,772,115)	(1,708,053)

Net income	$11,453,715	$8,871,679	$6,752,346

Adjustments to other comprehensive income
Unrealized change in market value of available for sale Securities, net of tax	(208,328)	(36,866)	(120,018)
Realization of the change in market value on sale of available for sale securities, net of tax	(104,689)	—	—

Comprehensive income	$11,140,698	$8,834,813	$6,632,328

Basic earnings per share	$0.55	$0.43	$0.34

Basic weighted average shares outstanding	20,875,957	20,760,452	19,795,949
Diluted earnings per share	$0.54	$0.42	$0.33

Diluted weighted average shares outstanding	21,070,797	21,110,521	20,231,638

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30,

	2005	2004	2003

Cash flows from operating activities
Net income	$11,453,715	$8,871,679	$6,752,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,204,984	3,313,953	2,854,839
Gain on available for sale securities	(163,577)	(22,778)	—
Deferred tax expense	1,054,911	2,772,115	1,708,053
Impairment of mining assets	—	—	165,654
Non-cash employee stock compensation expense	205,301	—	—
Tax benefit of stock option exercises	387,942	670,953	—
Gain on sale of other assets	—	—	(158,396)
Put option mark to market	—	—	213,990
Other	—	26,623	6,356
Changes in assets and liabilities:
Royalty receivables	(1,380,022)	(2,095,870)	95,390
Prepaid expenses and other assets	(65,889)	(112,955)	(8,528)
Accounts payable	(141,502)	(95,135)	297,090
Federal income taxes payable	253,496	—	—
Accrued liabilities and other current liabilities	17,388	82,863	(235,669)
Other long term liabilities	(6,455)	(10,400)	(7,036)

Net cash provided by operating activities	$14,820,292	$13,401,048	$11,684,089

Cash flows from investing activities
Capital expenditures for property and equipment	$(126,954)	$(271,020)	$(24,067)
Acquisition of royalty interests in mineral properties	(7,514,947)	—	(2,296,179)
Purchase of available for sale securities	(1,000,000)	—	—
Proceeds from sale of available for sale securities	539,960	38,642	—
Proceeds from sale of other assets	—	—	277,283

Net cash used in investing activities	$(8,101,941)	$(232,378)	$(2,042,963)

Cash flows from financing activities
Dividends paid	$(3,651,893)	$(2,591,489)	$(2,377,713)
Proceeds from issuance of common stock	973,012	738,177	15,117,990

Net cash (used in) provided by financing activities	$(2,678,881)	$(1,853,312)	$12,740,277

Net increase in cash and equivalents	4,039,470	11,315,358	22,381,403

Cash and equivalents at beginning of year	44,800,901	33,485,543	11,104,140

Cash and equivalents at end of year	$48,840,371	$44,800,901	$33,485,543

Supplemental cash flow information:
Cash paid during the period for:
Interest	—	—	—
Income taxes	$2,330,000	$453,000	$—
Non-cash financing activities:
Deferred compensation (equity offset)	$729,960	$—	$—
Declared dividends	$3,923,144	$2,338,131	$2,056,426
Acquisition of royalty interest in mineral property	$55,170	$—	$—

ROYAL GOLD, INC.
Schedule A-Reconciliation

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is reconciliation to operating income:

	For The Fiscal Year Ended

	June 30, 2005	June 30, 2004	June 30, 2003

Operating income	$14,662,042	$12,211,018	$8,380,089
Depreciation, depletion and amortization	3,204,984	3,313,953	2,854,839
Non-cash employee stock compensation expense	205,301	—	—
Impairment of mining assets	—	—	165,654

Free cash flow	$18,075,327	$15,524,971	$11,400,582

SOURCE  Royal Gold, Inc.
          -0-                                        08/18/2005
          /CONTACT:  Stanley Dempsey, Chairman & Chief Executive Officer, or Karen Gross, Vice President & Corporate Secretary, both of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com /